================================================================================
SEC 1745 (6-00) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays  a  currently  valid  OMB  control  number.
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.  )

                             CORRPRO COMPANIES INC.
                             ----------------------
                                (Name of Issuer)

                                     COMMON
                                     ------
                         (Title of Class of Securities)

                                    220317101
                                    ---------
                                 (CUSIP Number)

                                     4/30/01
                                     -------
             (Date of Event Which requires Filing of this Statement)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

(X)  RULE  13D-1(B)

SCHEDULE  13G
CUSIP  NO.   220317101
             ---------

--------------------------------------------------------------------------------
     1.   Names  of  Reporting  Persons
          I.R.S.  Identification  Nos.  of  above  persons  (entities  only)

          RUTABAGA  CAPITAL  MANAGEMENT  04-3451870
          -----------------------------------------
--------------------------------------------------------------------------------

     2.   Check  the  Appropriate  Box  if  a  Member  of  a  Group
          (a)
          (b)
--------------------------------------------------------------------------------

     3.   SEC  Use  Only

--------------------------------------------------------------------------------

     4.   Citizenship  or  Place  of  Organization  MASSACHUSETTS
                                                    -------------

--------------------------------------------------------------------------------

     NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH

     5.   Sole  Voting  Power  7,722,000
                               ---------

--------------------------------------------------------------------------------

     6.   Shared  Voting  Power  NONE
                                 ----

--------------------------------------------------------------------------------

     7.   Sole  Dispositive  Power  7,722,000
                                    ---------

--------------------------------------------------------------------------------

     8.   Shared  Dispositive  Power  NONE
                                      ----

--------------------------------------------------------------------------------

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person 7,722,000
                                                                       ---------

--------------------------------------------------------------------------------

     10.  Check  if  the  aggregate  Amount  in Row (11) Excludes Certain Shares

--------------------------------------------------------------------------------

     11.  Percent  of  Class  Represented  by  Amount  in  Row (11)   6.29%

--------------------------------------------------------------------------------

     12.  Type  of  Reporting  Person    IA

--------------------------------------------------------------------------------

SCHEDULE  G
CUSIP  NO.  220317101

Item  1.

     (a)  Name  of  Issuer
          ----------------

          CORRPRO  COMPANIES  INC.

     (b)  Address  of  Issuer's  Principal  executive  Offices
          ----------------------------------------------------

          1090  ENTERPRISE  DRIVE
          MEDINA,  OH  44256

Item  2.

     (a)  Name  of  Person  Filing
          ------------------------

          RUTABAGA  CAPITAL  MANAGEMENT

     (b)  Address  of  Principal  Business  Office
          ----------------------------------------

          2  OLIVER  STREET,  2ND  FLOOR
          BOSTON,  MA  02109

     (c)  Citizenship
          -----------

          MASSACHUSETTS

     (d)  Type  of  Class  of  Securities
          -------------------------------

          COMMON  STOCK

     (e)  Cusip  Number
          -------------

          220317101

Item  3.  If  this  statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          ----------------------------------------------------------------------
          (c),  check whether  the  person  filing  is  a:
          ------------------------------------------------

          (e) AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION 240.13D-1(B)(1)(II)(E)

Item  4.  Ownership

     (a)  Amount  beneficially  owned:  7,722,000
                                        ---------
     (b)  Percent  of  Class:  6.29%
                               -----

Item  4.

     (c)  Number  of  shares  as  to  which  the  person  has:

Sole  power  to  vote  or  to  direct  the  vote  7,722,000
                                                  ---------

          (i)
          (ii)   Shared  power  to  vote  or  to  direct  the  vote  NONE
                                                                     ----
          (iii)  Sole power to dispose or to direct the disposition of 7,722,000
                                                                       ---------
          (iv)   Shared  power  to dispose or to direct the disposition of  NONE
                                                                            ----

Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class
          ----------------------------------------------------
          NOT  APPLICABLE

Item  6.  Ownership  of  More  than  Five  Percent  on  Behalf of Another Person
          ----------------------------------------------------------------------
          NOT  APPLICABLE

Item  7.  Identification  and  Classification  of  Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being  Reported  on  By  the  Parent  Holding  Company
          ---------------------------------------------------------------
          NOT  APPLICABLE

Item  8.  Identification  and  Classification  of  Members  of  the  Group
          ----------------------------------------------------------------
          NOT  APPLICABLE

Item  9.  Notice  of  Dissolution  of  Group
          ----------------------------------
          NOT  APPLICABLE

Item 10.  Certification
          -------------

          (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1 (b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  5/14/01
                                          --------------------------
                                                   Date

                                                DANA  COHEN
                                          --------------------------
                                                 Signature

                                                  PARTNER
                                          --------------------------
                                                 Name/Title